AllianceBernstein Bond Fund, Inc.
Intermediate Bond Portfolio

811-20383

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

A Special Meeting of the AllianceBernstein Intermediate Bond Fund (the
 Fund) was held on November 15, 2005 and adjourned until December 6, 2005, and December 19, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 19, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Fund's fundamental investment objective as non-fundamental with changes to the Fund's investment objectives, the required number of outstanding shares voted in favor of each proposal, and each proposal was approved. At the December 19, 2005 Meeting, with respect to the second item of business, the approval of the amendment and restatement of the Charter, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund's proxy statement):

Voted For Withheld Authority

1.The election of
the Trustees, each
such Trustee to
serve a term of an
indefinite duration
and until his or
her successor is
duly elected and
qualifies.






Ruth Block		110,504,373	7,480,789
David H. Dievler	110,556,798	7,428,365
John H. Dobkin		110,592,166	7,392,996
Michael J. Downey	110,616,030	7,369,133
William H. Foulk, Jr.	110,599,038	7,386,125
D. James Guzy		119,874,613	8,933,392
Marc O. Mayer		120,554,662	8,253,343

Marshall C. Turner, Jr.	120,537,225	8,270,780





		Voted For Voted Against	Abstained  Broker Non-Votes

2.Approve
the Amendment
and Restatement
of the Charter

		96,828,067  2,835,603	 9,283,228	0

3.A.
Diversification

		7,742,234   111,946	 58,552     2,342,967

3.B.
Issuing Senior
Securities and
Borrowing Money

		7,740,776   116,065	55,891	    2,342,967

3.C.
Underwriting
Securities

		7,741,340   114,828	56,564	    2,342,967

3.D.
Concentration
of Investments

		7,748,292   112,673	51,768	    2,342,967

3.E.
Real Estate
and Companies
that Deal
in Real Estate

		7,743,796   112,843	56,394	    2,342,967

3.F.
Commodity Contracts
and Futures Contracts

		7,719,568    137,274	55,891	    2,342,967

3.G.
Loans

		7,724,034    132,637	56,061	    2,342,967

3.L.
Purchases of
Securities
on Margin

		7,720,154    136,688	55,891	    2,342,967

3.M.
Short Sales

		7,720,657    134,948	57,128	    2,342,967

4.B.
The Reclassification
as Non-Fundamental and
Changes to Specific
Funds Investment
Objectives

		7,653,199     99,906	159,627	    2,342,967